UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):

December 10, 2013 (December 8, 2013)

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MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2013, Magnum Hunter Resources Corporation and certain of its affiliates (collectively, for purposes of this Item 1.01, “Magnum Hunter”) entered into an Option Agreement with Pathfinder Onshore Energy Pty Ltd (“Pathfinder”), a privately held Australian company, granting Pathfinder or its nominee, a subsidiary of New Standard Energy Limited (“NSE”), an Australian Securities Exchange-listed Australian company, an option to acquire Magnum Hunter’s remaining oil and gas properties and related assets in the Eagle Ford Shale in South Texas. The option is exercisable through January 21, 2014 and, if exercised, provides for the acquisition of such properties and assets pursuant to an already mutually agreed form of Purchase and Sale Agreement (the “PSA”) for aggregate consideration of U.S. $15 million in cash and 65,650,000 ordinary shares of NSE valued, for purposes of the calculation of the purchase price, at approximately U.S. $9,500,000. Pathfinder paid Magnum Hunter an option fee of U.S. $75,000 that is nonrefundable but creditable at closing against the cash portion of the purchase price.

The Eagle Ford Shale properties being divested principally consist of approximately 5,182 net acres in Atascosa County, Texas and five wells producing an aggregate of approximately 300 BOE/d at December 1, 2013, four of which are operated by Magnum Hunter.

The PSA contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the PSA is subject to the exercise by Pathfinder of the option and to the satisfaction of certain customary closing conditions as described in the PSA. The effective date of the transaction, if consummated, will be December 1, 2013.

The Option Agreement provides for execution of the previously negotiated PSA contemporaneously with any exercise of the option, and the closing of the purchase and sale of the Eagle Ford Shale properties is to occur on the fifth business day thereafter. Upon closing of the transaction, and after taking into account the ordinary shares issuable to Magnum Hunter pursuant to the PSA, Magnum Hunter is expected to own approximately 17% of the outstanding stock of NSE (based on the amount of ordinary shares outstanding on October 4, 2013) and to have initially one and later two designees on the NSE Board of Directors.

The PSA further provides that, upon closing, Shale Hunter, LLC, a subsidiary of Magnum Hunter (“Shale Hunter”), and the purchaser of the Eagle Ford Shale properties and assets would enter into a Transition Services Agreement (the “TSA”). The TSA provides that, during a specified transition period, Shale Hunter will provide such purchaser with drilling, operating, marketing, accounting, cash management and other transitional services relating to those properties and assets for a predetermined amount of fees, as set forth in the TSA.

On December 8, 2013, Magnum Hunter, NSE and Pathfinder executed a letter of intent (the “Alliance Letter”) whereby the parties contemplate that, upon consummation of the transactions contemplated by the PSA, they would implement a framework for a strategic and technical alliance among such companies. More specifically, the Alliance Letter contemplates (i) Magnum Hunter providing technical expertise and industry contacts to facilitate NSE’s exploration and development of NSE’s Cooper Basin properties in Australia, which NSE has indicated cover a total of 593,000 acres, and (ii) the parties’ collaboration on additional growth opportunities and new business ventures in Australia and the United States.

The foregoing descriptions of the Option Agreement, the PSA and the TSA do not purport to be complete and are qualified in their entirety by reference to the complete texts thereof, copies of which are attached hereto as, respectively, Exhibits 2.1, 2.2 and 2.3 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 9, 2013, Magnum Hunter Resources Corporation (“Magnum Hunter”) and Hall, Kistler & Company, LLP (“Hall Kistler”) entered into a Confidential Settlement Agreement (the “Settlement Agreement”) in the lawsuit styled Magnum Hunter Resources Corp. v. Hall, Kistler & Co., LLP, No. 12-cv-00070 (E.D. Ky. filed Mar. 6, 2012). The lawsuit involved a negligence claim by Magnum Hunter against Hall Kistler in connection with such accounting firm’s audits of the financial statements of NGAS Resources, Inc., a former NASDAQ-listed British Columbia corporation that Magnum Hunter acquired in April 2011. The terms of the Settlement Agreement are generally confidential, but it contains a mutual release of claims and no admissions of wrongdoing. In consideration of Magnum Hunter granting its release, Hall Kistler has agreed to pay to Magnum Hunter a settlement amount of $2.5 million in cash.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Option Agreement, dated December 8, 2013, between Pathfinder Onshore Energy Pty Ltd, Shale Hunter, LLC, Magnum Hunter Resources Corporation, Magnum Hunter Production, Inc. and Energy Hunter Partners 2012-A Drilling & Production Fund, Ltd.*
2.2	Form of Purchase and Sale Agreement*
2.3	Form of Transition Services Agreement*

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 10, 2013	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Option Agreement, dated December 8, 2013, between Pathfinder Onshore Energy Pty Ltd, Shale Hunter, LLC, Magnum Hunter Resources Corporation, Magnum Hunter Production, Inc. and Energy Hunter Partners 2012-A Drilling & Production Fund, Ltd.*
2.2	Form of Purchase and Sale Agreement*
2.3	Form of Transition Services Agreement*

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.